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                                                                 EXHIBIT 10.6(a)


                       CREDIT AND REIMBURSEMENT AGREEMENT



THIS CREDIT AND REIMBURSEMENT AGREEMENT is made and entered into effective as of April 24, 2000, by and between ALLIANCE MEDICAL CORPORATION, a Delaware corporation ("BORROWER") as borrower, and IMPERIAL BANK, a California banking corporation ("LENDER") as lender.

                               FACTUAL BACKGROUND


         A. On October 15, 1999, Lender made available to Borrower certain financial accommodations in the form of a standby letter of credit in the face amount of $500,000 issued for the account of Borrower.

         B. Borrower has requested Lender to make available to Borrower the following additional financial accommodations (i) a revolving line of credit in an amount not to exceed $1,000,000, and (ii) a term loan in the original principal amount not to exceed $750,000. Borrower intends to use the proceeds of such line of credit and term loan for working capital. In addition, Borrower has requested that Lender continue in effect the existing letter of credit subject, however, to the terms and conditions hereof.

         C. Lender has agreed to make available such line of credit and term loans and letter of credit upon and subject to the terms and conditions of this Credit and Reimbursement Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Borrower and Lender as follows:
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                                   SECTION 1
                                  DEFINITIONS

         As used in this Credit and Reimbursement Agreement, the following terms have the following meanings:

         1.1 "Accounts Receivable Turnover Period" shall mean 365 divided by the Receivables Turnover Ratio, calculated on a quarterly basis beginning March 31, 2000.

         1.2 "Additional Sums" shall have the meaning assigned to it in Section 12.10.

         1.3 "Advance" shall mean a disbursement of funds under Facility A or Facility B or otherwise pursuant to this Agreement.

         1.4 "Affiliate" shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

         1.5 "Average Accounts Receivable" shall mean, for the specified calendar quarter (a) the sum of (i) the outstanding balance on Borrower's accounts owed to Borrower, as of the last day of the immediately preceding twelve month period and (ii) the outstanding balance on Borrower's accounts owed to Borrower, as of the last day of the testing quarter, (b) divided by two (2).

         1.6 "Agreement" shall mean this Credit and Reimbursement Agreement, as amended, supplemented or modified from time to time, together with all exhibits and schedules attached to this Agreement from time to time.

         1.7 "Borrower" shall have the meaning assigned to it in the Preamble to this Agreement.


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         1.8 "Borrowing Base Certificate" shall mean a certificate in the form attached hereto as Exhibit B.

         1.9 "Business Day" shall mean a day other than a Saturday, Sunday or other day on which state banking corporations in Los Angeles, California are authorized or required by law to close.

         1.10 "Capital Lease" shall mean any lease of any Property by Borrower that has been or will be classified and accounted for as a capital lease on the balance sheet of Borrower in accordance with GAAP.

         1.11 "CCP" shall have the meaning assigned to it in Section 12.5.

         1.12 "CD" shall mean that certificate of deposit, dated as of October 15, 1999, in the face amount of $500,000, issued by Lender to Borrower, and any certificate or certificates of deposit issued in substitution, replacement, or renewal of such certificate of deposit.

         1.13 "Claim" shall have the meaning assigned to it in Section 12.5.

         1.14 "Claim Date" shall have the meaning assigned to it in Section
12.5.

         1.15 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         1.16 "Compliance Certificate" shall mean a certificate in the form of Exhibit C attached hereto, signed by the Chief Executive Officer or the Chief Financial Officer of Borrower, and certifying, among other things, that Borrower is, as of the date of the Compliance Certificate, in compliance with all of the covenants stated in Sections 9 and 10.

         1.17 "Court" shall have the meaning assigned to it in Section 12.5.

         1.18 "Debt Service Coverage Ratio" shall mean, for the specified period, the ratio of Borrower's EBITDA to the sum of the following that are due within the relevant period: all current maturities of long-term debt for the upcoming twelve months plus interest expense and Capital Lease obligations. Borrower's Debt Service Coverage Ratio shall be calculated quarterly


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on an annualized basis (a) for the calendar quarter ending September 30, 2000,
(b) for the six month period ending December 31, 2000, (c) for the nine month period ending March 31, 2001, and (d) thereafter on a rolling four-quarter basis.

         1.19 "Default" shall mean an event that with the giving of notice or the passage of time or both would constitute an Event of Default.

         1.20 "Disbursement" shall have the meaning assigned to it in Section
4.7.

         1.21 "EBITDA" shall mean, for any specified period, as determined in accordance with GAAP: (a) the Net Income of Borrower; plus (b) the sum of the following to the extent deducted in the determination of such Net Income: (i) income taxes less taxes actually paid in cash, (ii) interest expense, less any interest income, and (iii) amortization and depreciation, including amortization of goodwill.

         1.22 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as supplemented and amended from time to time.

         1.23 "Eligible Account Receivable" shall mean an account owed to Borrower that meets the following requirements when such account first comes into existence, and continues to meet such requirements until such account is collected in full:

                  (a) the account arose from a bona fide sale or lease of goods delivered or shipped and/or the provision of services to a purchaser located in the United States for which Borrower has genuine invoices, shipping documents or receipts;

                  (b) the account is due and payable not more than 30 days after the date of the related invoice;

                  (c) the account is owned by Borrower free and clear of all Liens, other than Liens held by Lender;

                  (d) the account is enforceable for the amount showing as owing in such invoice, shipping documents or receipt, and the transaction out of which the account arose complies with all applicable laws and regulations;


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                  (e) the account is not subject to any setoff, credit allowance or adjustment;

                  (f) the account debtor has not returned the goods or disputed liability for the goods and/or services;

                  (g) the account has not been past due for more than 120 days;

                  (h) Borrower has no knowledge of any circumstance that might impair the account debtor's credit standing;

                  (i) the account does not arise out of an international transaction unless (i) payment is insured under a policy of insurance acceptable to Lender; (ii) the account has been specifically approved by Lender (in its sole discretion); or (iii) payment is assured under a letter of credit issued or confirmed by a bank acceptable to Lender;

                  (j) the account debtor is not (i) a Subsidiary of Borrower;
(ii) a Person who is a shareholder, director, officer or employee of Borrower;
(iii) except with respect to an account for which Borrower has complied with the United States Assignment of Claims Act of 1940, as amended, the United States of America or any agency, department or instrumentality thereof; (iv) a Governmental Authority other than the United States of America or any agency, department or instrumentality thereof; (v) a "debtor" or similar party under or in any proceeding under the United States Bankruptcy Code or any other law providing for creditor relief; or (vi) an assignor for the benefit of creditors;

                  (k) the account is assignable to Lender and, if evidenced by any instrument, has been endorsed and delivered to Lender in an manner satisfactory to Lender in its sole discretion;

                  (l) the account is not conditioned on the approval of the account debtor or subject to any repurchase obligation on the part of Borrower or any return right or privilege of the account debtor;

                  (m) the account does not arise out of a bonded contract;

                  (n) the account does not arise out of a consignment or guaranteed sale;


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                  (o) the account has not been referred to any third party for collection;

                  (p) the account does not constitute a progress billing;

                  (q) any credit balance of greater than 90 days from the earlier of (i) delivery or shipment of the goods, (ii) performance of the service, or (iii) the date of the related invoice;

                  (r) the account is not owed by an account debtor that is obligated on any account owed to Borrower more than 25% of which has been past due for more than 120 days from the earlier of (i) delivery or shipment of the goods, (ii) performance of the service, or (iii) the date of the related invoice;

                  (s) the account debtor is not a party that has supplied or provided any goods, inventory, materials or services to Borrower;

                  (t) the account is not a bill and hold account; and

                  (u) the account does not arise out of or constitute a contract receivable.

Any Eligible Account Receivable that fails to meet any of the above requirements shall immediately and without any action by Lender cease to be an Eligible Account Receivable.

Notwithstanding any provision herein to the contrary, at any given time the accounts of a given Person and its Affiliates and Subsidiaries shall not exceed 20% of the aggregate Eligible Accounts Receivable.

         1.24 "Eligible Equipment" shall mean equipment that is:

                  (i) acquired by Borrower for use in the usual and ordinary course of Borrower's business;

                  (ii) from time to time determined by Lender to be eligible for inclusion in the Facility B Borrowing Base;


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                  (iii) owned by Borrower free and clear of all Liens other than
                  Liens held by Lender and the Liens described in clauses (a),
                  (b), (c) and (d) of the definition of Permitted Liens; and

                  (iv) reflected on the financial statements of Borrower as an asset in accordance with GAAP.

Any Eligible Equipment that fails to meet any of the above requirements shall immediately and without any action by Lender cease to be Eligible Equipment.

         1.25 "Event of Default" shall have the meaning assigned to it in
Section 11.1.

         1.26 "Existing Letter of Credit" shall mean the Letter of Credit in the Stated Amount of $500,000, issued by Lender for the account of Borrower pursuant to the Letter of Credit Agreement.

         1.27 "Facility A" shall have the meaning assigned to it in Section 2.1, as the same may be amended, supplemented or modified from time to time.

         1.28 "Facility A Advance" shall mean an Advance under Facility A.

         1.29 "Facility A Accrued Amount" shall have the meaning assigned to it in Section 2.4(c).

         1.30 "Facility A Advance Request" shall mean a written request for a Facility A Advance in the form attached as Exhibit D, executed by an authorized officer of Borrower.

         1.31 "Facility A Billed Amount" shall have the meaning assigned to it in Section 2.4(c).

         1.32 "Facility A Borrowing Base" shall mean, as of any date, the lesser of: (a) the Facility A Maximum Principal Amount; or (b) 75% of the aggregate amount of Eligible Accounts Receivable.

         1.33 "Facility A Borrowing Date" shall have the meaning assigned to it in Section 2.5.


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         1.34 "Facility A Commitment" shall mean the obligations of Lender to make Facility A available to Borrower pursuant to Section 2.1 in the amount referred to therein.

         1.35 "Facility A Commitment Period" shall mean the period from and including the date hereof to and including the Facility A Termination Date.

         1.36 "Facility A Due Date" shall have the meaning assigned to it in
Section 2.4(c).

         1.37 "Facility A Maturity Date" shall mean the first Business Day next preceding the first anniversary of the date of this Agreement, or such earlier date on which all amounts under Facility A first become due and payable as provided herein.

         1.38 "Facility A Maximum Available Commitment" shall mean, at any specified time, the amount, if any, by which the Facility A Borrowing Base exceeds the unpaid principal balance outstanding at such time under Facility A.

         1.39 "Facility A Maximum Principal Amount" shall mean $1,000,000.00.

         1.40 "Facility A Note" shall mean the Revolving Credit Promissory Note, of even date herewith, in the Facility A Maximum Principal Amount, executed by Borrower in favor of Lender to evidence Facility A, as the same may be amended, supplemented or modified from time to time, together with all exhibits and schedules attached thereto from time to time.

         1.41 "Facility A Termination Date" shall mean the second Business Day next preceding the first anniversary of the date of this Agreement, or such earlier date on which Lender's obligation to make Facility A Advances first terminates as provided herein.

         1.42 "Facility B" shall have the meaning assigned to it in Section 3.1, as the same may be amended, supplemented or modified from time to time.

         1.43 "Facility B Accrued Amount" shall have the meaning assigned to it in Section 3.4(c).

         1.44 "Facility B Advance" shall mean the Advance under Facility B made on the date that this Agreement is executed by Borrower and Lender.


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         1.45 "Facility B Advance Request" shall mean a written request for the
Facility B Advance in the form attached hereto as Exhibit E executed by an authorized officer of Borrower.

         1.46 "Facility B Billed Amount" shall have the meaning assigned to it in Section 3.4(c).

         1.47 "Facility B Borrowing Base" shall mean, as of any date, the lesser of: (a) the Facility B Maximum Principal Amount; or (b) the sum of (i) 80% of the aggregate Invoice Price of New Eligible Equipment and (ii) 50% of the aggregate Invoice Price of Used Eligible Equipment.

         1.48 "Facility B Commitment" shall mean the obligation of Lender to make Facility B available to Borrower pursuant to Section 3.1 in the amount referred to herein.

         1.49 "Facility B Due Date" shall have the meaning assigned to it in
Section 3.4(c).

         1.50 "Facility B Maturity Date" shall mean the first Business Day preceding the fifth anniversary of the date of this Agreement, or such earlier date on which all amounts due under Facility B first become due and payable hereunder.

         1.51 "Facility B Maximum Principal Amount" shall mean $750,000.

         1.52 "Facility B Note" shall mean the Term Loan Promissory Note - Facility B, of even date herewith, in the amount of $750,000, executed by Borrower in favor of Lender (evidencing amounts advanced by Lender under Facility B with respect to equipment (other than computer and computer peripheral equipment) that constitutes Eligible Equipment, as the same may be from time to time amended, supplemented, or modified, together with all exhibits and schedules from time to time attached thereto.

         1.53 "Facility B Term" shall mean the period from and including the date hereof to and including the Facility B Maturity Date.

         1.54 "Facility C" shall have the meaning assigned to it in Section 4.1, as the same may be amended, supplemented or modified from time to time.


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         1.55 "Facility C Commitment" shall mean the obligations of Lender to make Facility C available to Borrower pursuant to Section 4.1 in the amount referred to herein.

         1.56 "Facility C Final Expiration Date" shall mean October 11, 2004.

         1.57 "Facility C Maximum Stated Amount" shall mean $500,000.

         1.58 "Facility C Outstanding Balance" in effect at any time means the maximum aggregate amount available to be drawn at such time on all outstanding Letters of Credit, the determination of such maximum amount to assume compliance with all conditions for a Disbursement.

         1.59 "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and changes in financial position of Borrower.

         1.60 "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

         1.61 "Indebtedness" shall mean, at any specified time: (a) the aggregate indebtedness for borrowed money and for the deferred purchase price of property or services in respect of which Borrower is liable, contingently or otherwise, as obligor or otherwise and any commitment by which Borrower assures a creditor against loss, including contingent reimbursement obligations (less deferred portion of tenant inducement advanced by Borrower's landlord) with respect to letters of credit; (b) the aggregate indebtedness guaranteed in any manner by Borrower, including guaranties in the form of an agreement to repurchase or reimburse; (c) all obligations under Capital Leases in respect of which obligations Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Borrower assures a creditor against loss; (d) all unfunded obligations of Borrower to


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any "multiemployer plan" as such term is defined under ERISA; (e) all liabilities secured by any Lien on any Property owned by Borrower even though Borrower has not assumed or otherwise become liable for the payment thereof; and
(f) all other liabilities or obligations of Borrower which, in accordance with GAAP, are properly shown as a liability of Borrower on the balance sheet of Borrower.

         1.62 "Indemnified Costs" mean all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of counsel to Lender).

         1.63 "Indemnified Parties" means and includes Lender, its respective Subsidiaries and Affiliates, assignees of any of interest of Lender in the Loan Documents or the Related Documents, owners of participation or other interests in the Loan Documents or the Related Documents, and the officers, directors, employees, attorneys and agents of each of them.

         1.64 "Intangible Assets" means those assets that are (i) deferred assets, other than prepaid taxes; (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied; and (iii) unamortized debt discount and expense.

         1.65 "Invoice" shall mean, with respect to any Eligible Equipment, the invoice issued by the seller thereof to Borrower showing the Invoice Price of such Eligible Equipment and whether such equipment constitutes New Eligible Equipment or Used Eligible Equipment, as approved by Lender in its sole and absolute discretion.

         1.66 "Invoice Price" shall mean, with respect to any Eligible Equipment, the price actually paid by Borrower to acquire such Eligible Equipment as shown on the related Invoice.

         1.67 "Landlord(s)" shall mean the landlord(s) under the Leases.

         1.68 "Landlord Lien Waivers" shall collectively mean the landlord waivers (each in a form acceptable to Lender in its sole discretion) executed by the Landlords in favor of Lender, as


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the same may from time to time be amended, supplemented or modified, together with all exhibits and schedules from time to time attached thereto, pursuant to which each Landlord, among other things, waives any landlord's lien, whether statutory or otherwise, and other claims in and to any of the collateral for the Obligations and agrees to such other covenants as are reasonably requested by Lender.

         1.69 "Leases" shall collectively mean the leases described on Exhibit F attached hereto (as Exhibit F may be updated from time to time), as such leases may from time to time be amended, supplemented or modified, and any other rental agreements or leases hereafter executed by Borrower for the lease or rental of real property or space, together with all exhibits and schedules from time to time attached thereto.

         1.70 "Lender" shall have the meaning assigned thereto in the Preamble to this Agreement.

         1.71 "Letter of Credit" shall mean the Existing Letter of Credit, any other letter of credit issued hereunder by Lender for the account of Borrower, and any other letter of credit issued in substitution, replacement, or renewal thereof.

         1.72 "Letter of Credit Agreement" shall mean that certain agreement by and between Borrower and Lender pursuant to which Lender issued the Letter of Credit dated as of October 15, 1999.

         1.73 "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, lien (statutory or other), security interest, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement), or the filing of any financing statement under the UCC or comparable law of any jurisdiction.

         1.74 "Loans" shall collectively mean all amounts advanced or to be advanced under Facility A and Facility B.


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         1.75 "Loan Documents" shall mean this Agreement, all Borrowing Base
Certificates, the Notes, the Security Agreement, the Pledge Agreement, and all notes, mortgages, deeds of trust, security agreements, assignments, financing statements, certificates and other documents whether now or hereafter existing, executed by Borrower in connection with the Obligations.

         1.76 "Net Income" shall mean for any period the net income of Borrower for such period in accordance with GAAP.

         1.77 "New Eligible Equipment" shall mean Eligible Equipment that, when acquired by Borrower, was new and had not previously been used.

         1.78 "New-Renewal Notice" shall mean written notice by Lender to the beneficiary of a Letter of Credit that such Letter of Credit shall not be renewed and shall expire on the then current Stated Expiry Date.

         1.79 "Notes" shall mean the Facility A Note, the Facility B Note, and any note or notes required by Lender to be executed by Borrower in connection with the Obligations, and any other note or notes issued in substitution, replacement or renewal of any of the foregoing notes.

         1.80 "Obligations" shall mean all amounts to be paid or satisfied and all covenants and obligations to be performed or fulfilled by Borrower pursuant to the Loan Documents and all other amounts, covenants and obligations that Borrower hereafter agree to pay, perform or fulfill for Lender's benefit, as the same may be amended, supplemented or modified from time to time.

         1.81 "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any entity succeeding to any or all of its functions.

         1.82 "Permitted Liens" shall mean:

                  (a) Liens for taxes, assessments or other governmental charges, and carriers', warehousemen's, repairmen's, mechanics', materialmen's and other like Liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which Borrower have provided, and are maintaining, adequate reserves in accordance with GAAP; provided, however,


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that if Borrower contests such a Lien, Borrower shall furnish to Lender a bond, guarantee or other security with respect to such Lien satisfactory in form and substance to Lender in its sole discretion;

                  (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected property;

                  (c) Liens or deposits in connection with workers compensation, unemployment, social security or other insurance or benefits, or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law as a condition to the transaction of business, or other Liens or deposits of a like nature made in the ordinary course of business;

                  (d) Liens or security interests held by Lender;

                  (e) Liens created by Capital Leases permitted by Section 10.3, so long as (i) the Indebtedness secured by all such Liens, together with the Indebtedness described in clause (1) below, does not exceed $100,000 in the aggregate for Borrower at any given time; (ii) the Liens created by such Capital Leases attach solely to the assets being leased or acquired by Borrower pursuant to such Capital Leases and secure only the capitalized amount; and (iii) the Indebtedness secured by any such Lien does not exceed 100% of the capitalized amount; and

                  (f) purchase money liens or security interests permitted by
Section 10.3 and granted to suppliers in the ordinary course of business for purposes of purchasing inventory, so long as (i) the Indebtedness secured by all such liens and security interests, together with the indebtedness described in clause (e) above, does not exceed $100,000 in the aggregate for Borrower at any given time; (ii) such purchase money liens or security interests arise pursuant to a bona fide sales at prices consistent with the prevailing market price for such inventory; (iii) the Liens created by such transactions attach solely to the inventory being acquired by Borrower and secure only the balance of the purchase price of such inventory; and (iv) the Indebtedness secured by any such Lien does not exceed 100% of the price of the inventory that is acquired.


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         1.83 "Person" shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

         1.84 "Plan" shall mean any savings, profit sharing, retirement, deferred compensation contract or other plan maintained for employees of Borrower and covered by Title IV of ERISA.

         1.85 "Pledge Agreement" shall mean the Pledge Agreement, of even date herewith, executed by Borrower and Lender, as the same may from time to time be amended, supplemented, or modified, together with all exhibits and schedules from time to time attached thereto, which secures, among other things, the Obligations.

         1.86 "Prime Rate" shall mean the annual rate of interest from time to time announced by Lender as the fluctuating "prime" or equivalent rate of interest of Lender. Any increase or decrease in the Prime Rate shall be effective on the day the Prime Rate reflecting such increase or decrease is announced or published, as the case may be. Borrower acknowledges that the Prime Rate may not represent the most favorable interest rate from time to time offered by Lender to Borrower of Lender, that the Prime Rate may increase or decrease daily during the time this Agreement is in effect, and that the amount by which the Prime Rate may increase or decrease is not limited as to increases or decreases that may occur on any day while amounts owing on the Loans remain outstanding.

         1.87 "Property" shall mean any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including all Eligible Accounts Receivable, Eligible Equipment and Trademarks/names and Patents.

         1.88 "Receivables Turnover Ratio" shall mean for the specified period, the ratio of Borrowers revenues (as determined in accordance with GAAP) computed on a rolling four-quarter basis to Borrower's Average Accounts Receivable.

         1.89 "Related Documents" shall collectively mean the Warrant Agreement (including any Antidilution Agreement and Registration Rights Agreement executed in connection therewith), the Landlord Lien Waivers, and all notes, mortgages, deeds of trust, security


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agreements, assignments, financing statements and other documents, whether now or hereafter existing, executed by a Person other than Borrower in connection with the Obligations.

         1.90 "Security Agreement" shall mean the Security Agreement, of even date herewith, between Borrower and Lender, as the same may from time to time be amended, supplemented or modified, together with all exhibits and schedules from time to time attached thereto, which secures, among other things, the Obligations.

         1.91 "Stated Amount" of a Letter of Credit means the amount of the Letter of Credit as stated in the Letter of Credit.

         1.92 "Stated Expiry Date" of a Letter of Credit means the stated expiry date or expiration date as stated in the Letter of Credit.

         1.93 "Subsidiary" shall mean, as to any Person, a corporation whose shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.

         1.94 "Tangible Debt to Net Worth Ratio" shall mean for the specified quarter, the ratio of all of Borrower's liabilities to Borrower's Tangible Net Worth less any balance sheet adjustments relating to current liabilities, measured quarterly.

         1.95 "Tangible Net Worth" shall mean, for the specified quarter, the total shareholder's equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower prepared as of such date in accordance with generally accepted accounting principles consistently applied, less the aggregate book value of Intangible Assets shown on such balance sheet.

         1.96 "Tangible Net Worth Minimum" means as of a specified date the sum of (i) $2,700,000, plus (ii) beginning June 30, 2000, the sum of (x) seventy percent (70%) of Borrower's positive Net Income and (y) one hundred percent (100%) of extraordinary gains and proceeds of sales of equity interests in Borrower, for each quarter thereafter, less (iii) any balance sheet adjustments relating to existing liabilities in each calendar quarter.

         1.97 "Trademarks/names and Patents" shall mean all logos, insignia, trademarks and trade names and patents or applications therefor now or hereafter utilized for or in connection with the business of Borrower, all of which are listed on Exhibit G.

         1.98 "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of California.

         1.99 "Used Eligible Equipment" shall mean all Eligible Equipment that is not New Eligible Equipment.

         1.100 "Warrant Agreement" shall mean that Warrant Agreement, of even date herewith. executed by Borrower and Lender, as the same may from time to time be amended, supplemented, or modified, together with all exhibits and schedules from time to time attached thereto.

         Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to the accounting term under GAAP, all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein. Unless the context otherwise requires, the words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, without limitation". All references to dollar amounts shall mean amounts in lawful money of the United States of America.

                                   SECTION 2
                     REVOLVING CREDIT FACILITY - FACILITY A

         2.1 Revolving Line of Credit Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make a revolving line of credit facility ("FACILITY A") available to Borrower during the Facility A Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Facility A Borrowing Base. During the Facility A Commitment Period, so long as no Default or Event of Default has occurred, Borrower may borrow and repay the amounts owing under Facility A in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

         2.2 Interest Payable. Subject to the provisions of Section 5.1 (Default Interest) Borrower shall pay interest on the unpaid principal amount from time to time outstanding under Facility A, in arrears, at a rate equal to the Prime Rate plus 2.00%.

         2.3 Facility Fee. Upon the execution of this Agreement by Borrower and Lender, Borrower shall become obligated to pay to Lender, with respect to Facility A, a facility fee of $5,000. If, on the Facility A Maturity Date (and each successive maturity date if Facility A is renewed or extended), Borrower has not terminated Facility A by (i) giving Lender written notice of such termination, and (ii) paying in full the unpaid principal balance of, all interest accrued on and all other charges and amounts due and payable with respect to Facility A, Borrower shall become obligated to pay Lender with respect to Facility A, and Borrower shall pay Lender on the first Business Day after such Facility A Maturity Date (and each successive maturity date if Facility A is renewed or extended), an additional facility fee in the amount of 0.50% times the Facility A Maximum Principal Amount then in effect.

         2.4 Repayment Terms.

                  (a) Borrower shall pay all accrued, but unpaid, interest on the unpaid principal amount from time to time outstanding under Facility A, commencing on May 10, 2000, and continuing monthly thereafter on the 10th day of each month until the principal and all other amounts outstanding under Facility A have been paid in full and the Facility A Commitment has been terminated. Unless Lender otherwise agrees in writing, all payments shall be made by automatic pre-authorized electronic debit of Borrower's account(s) pursuant to a separate agreement by and between Borrower and Lender.

                  (b) Borrower shall repay in full all outstanding and unpaid principal, interest and other charges outstanding under the Facility A no later than the Facility A Maturity Date.

                  (c) On or about the last day of each calendar month, Lender shall mail to Borrower a statement of the estimated amount (the "FACILITY A BILLED AMOUNT") that will be due under Facility A on the 10th day of the immediately succeeding month (the "FACILITY A DUE DATE") for the interest payable for such calendar month. The calculation of the Facility A Billed Amount shall be made on the assumption that no new extensions of credit or payments will be made between the date of the statement and the applicable Facility A Due Date, and that there will be no changes in the applicable interest rate. The Facility A Billed Amount shall be due, regardless of the actual amount of interest accrued. If the Facility A Billed Amount differs from the amount actually owing on the Facility A Due Date based on the interest rates actually in effect and the actual principal balances outstanding (the "FACILITY A ACCRUED AMOUNT"), the difference will be treated as follows:

                        (i) If the Facility A Billed Amount is less than the Facility A Accrued Amount, the Facility A Billed Amount for the following Facility A Due Date shall be increased by the amount of the difference. Borrower shall not be in Default solely by reason of any such difference; or

                        (ii) If the Facility A Billed Amount is more than the Facility A Accrued Amount, the Facility A Billed Amount for the following Facility A Due Date shall be decreased by the amount of the difference.

Regardless of any such difference, interest shall continue to accrue on Facility A based on the actual amount of principal outstanding, without compounding. Lender shall not be obligated to pay Borrower interest on any overpayment.

                  (d) Unless otherwise provided in this Agreement or required by applicable law, payments received by Lender with respect to Facility A shall be applied first to the Additional Sums or other costs or charges provided for herein, next to the accrued and unpaid interest with respect to Facility A, and then the remainder to the principal amount outstanding under Facility A.

         2.5 Procedure for Obtaining Facility A Advance. As a condition to each Facility A Advance, Borrower shall submit to Lender a Facility A Advance Request. A request for a

Facility A Advance shall specify a Business Day during the Facility A Commitment Period on which such Advance is to be made (a "FACILITY A BORROWING DATE") and the amount of the Advance requested. A Facility A Advance may be requested in any principal amount of $100,000 or more up to the Facility A Maximum Available Commitment. A request for a Facility A Advance shall be made not later than one Business Day prior to the corresponding Facility A Borrowing Date; provided, however, that Lender waives such notice requirement with respect to the initial Facility A Advance requested by Borrower and to be made on the date of execution of this Agreement.

         2.6 Prepayments.

                  (a) Optional Prepayments. Provided that all matured interest and other charges accrued to the date of prepayment are also paid in full, Borrower may, at the option of Borrower, at any time and from time to time, prepay the principal amount of Facility A, in whole or in part, without any prepayment premium or penalty. Notwithstanding any partial prepayment of principal under Facility A, there shall be no change in the due date of or the amount of any scheduled payment with respect to Facility A unless Lender, in its sole discretion, agrees in writing to such change.

                  (b) Mandatory Prepayment. At any time that the aggregate principal amount outstanding under Facility A exceeds the Facility A Borrowing Base, Borrower shall immediately prepay the amount by which such aggregate principal amount outstanding exceeds such borrowing base, together with interest accrued on the amount of the prepayment.

                                   SECTION 3
                             TERM LOAN - FACILITY B

         3.1 Term Loan - Facility B. Subject to the terms and conditions of this Agreement, Lender agrees to extend a term loan ("FACILITY B") to Borrower in an aggregate principal amount at any one time not to exceed the Facility B Borrowing Base. Amounts paid or repaid under Facility B may not be reborrowed. Amounts under Facility B shall be drawn on the date that this Agreement is executed by Borrower and Lender.

         3.2 Interest Payable. Subject to the provisions of Section 5.1, Borrower shall pay interest on the unpaid principal amount from time to time outstanding under Facility B, in arrears, at a rate equal to the Prime Rate plus 2.50%.

         3.3 Facility Fee. Upon the execution of this Agreement by Borrower and Lender, Borrower shall become obligated to pay to Lender, and shall pay to Lender on such date, with respect to Facility B, a facility fee of $7,500.

         3.4 Repayment Terms.

                  (a) Facility B Note. Borrower shall pay all accrued, but unpaid, interest on the unpaid principal amount from time to time outstanding under the Facility B Note, commencing on May 10, 2000, and continuing monthly thereafter on the 10th day of each month until October 10, 2000. Commencing on November 10, 2000 and continuing on the 10th day of each month thereafter to and including May 10, 2005, Borrower shall pay on each such date principal in the amount equal to 1/54th of the unpaid principal amount outstanding under the Facility B Note as of each such payment date, plus accrued interest. Unless Lender otherwise agrees in writing, all payments shall be made by automatic pre-authorized electronic debit of Borrower's account(s) pursuant to a separate agreement by and between Borrower and Lender.

                  (b) The entire principal balance outstanding under Facility B, together with all accrued interest and other amounts payable pursuant to Facility B, the Loan Documents and the Related Documents, if not sooner paid as provided in the Loan Documents or any of the Related Documents, shall be due and payable on the Facility B Maturity Date.

                  (c) On or about the last day of each calendar month, Lender shall mail to Borrower a statement of the estimated amount (the "FACILITY B BILLED AMOUNT") that will be due under Facility B on the 10th day of the immediately succeeding month (the "FACILITY B DUE DATE") for the interest and any principal payable for such month. The calculation of the Facility B Billed Amount shall be made on the assumption that there will be no changes in the applicable interest rate. The Facility B Billed Amount will be due, regardless of the actual amount of interest accrued. If the Facility B Billed Amount differs from the amount actually owing on the

Facility B Due Date based on the interest rates actually in effect and the actual principal balances outstanding (the "FACILITY B ACCRUED AMOUNT"), the difference will be treated as follows:

                        (i) If the Facility B Billed Amount is less than the Facility B Accrued Amount, the Facility B Billed Amount for the following Facility B Due Date shall be increased by the amount of the difference. Borrower shall not be in Default solely by reason of any such difference; or

                        (ii) If the Facility B Billed Amount is more than the Facility B Accrued Amount, the Facility B Billed Amount for the following Facility B Due Date shall be decreased by the amount of the difference.

Regardless of any such difference, interest shall continue to accrue on Facility B based on the actual amount of principal outstanding, without compounding. Lender shall not be obligated to pay Borrower interest on any overpayment.

                  (d) Unless otherwise provided in this Agreement or required by applicable law, payments received by Lender with respect to Facility B shall be applied, first to the Additional Sums or other costs or charges provided for herein, next to accrued and unpaid interest with respect to Facility B, and then the remainder to the principal amount outstanding under Facility B.

         3.5 Procedure for Obtaining Facility B Advance. As a condition to the Facility B Advance, Borrower shall submit to Lender on or prior to the date that this Agreement is executed by Lender and Borrower, a Facility B Advance Request therefor, accompanied by the Invoices approved by Lender for the Eligible Equipment for which such request is submitted and that shall be attached as Exhibit A hereto. The Facility B Advance shall be in the principal amount of the sum of (i) 80% of the Invoice Price stated on the corresponding Invoice with respect to New Eligible Equipment, and (ii) 50% of the Invoice Price stated on the corresponding Invoice with respect to Used Eligible Equipment.

         3.6 Extinguishment of Facility B. Borrower's right to draw any portion of Facility B that is not advanced by Lender on the date that this Agreement is executed by Borrower and

Lender shall without further action or notice be extinguished, and any and all obligations of Lender to make such unadvanced portion of Facility B available hereunder shall thereupon cease.

         3.7 Optional Prepayments. Provided that all matured interest and other charges accrued to the date of prepayment are also paid in full, Borrower may, at the option of Borrower, at any time and from time to time, prepay the principal amount of Facility B, in whole or in part, without any prepayment premium or penalty; provided, however, that the amount of any such prepayment shall be at least $50,000 or any greater amount in increments of $50,000. Notwithstanding any partial prepayment of principal hereof, there shall be no change in the due date or the amount of any scheduled payment with respect to Facility B unless Lender, in its sole discretion, agrees in writing to such change. All prepayments under Facility B shall be applied, at the option of Lender, in the inverse order of maturity.

                                   SECTION 4
                          LETTER OF CREDIT - FACILITY C

         4.1 Letter of Credit - Facility C. Subject to the terms and conditions of this Credit Agreement, Lender agrees from time to time before the Facility C Final Expiration Date to issue Letters of Credit for the account of Borrower ("FACILITY C"). Each reference in this Agreement to "issue" or "issuance" or other forms of such words in relation to Letters of Credit shall be deemed to include an extension or renewal of a Letter of Credit.

         4.2 Existing Letter of Credit. Borrower and Lender acknowledge and agree that the Existing Letter of Credit shall continue in full force and effect upon and subject to the terms and conditions of this Agreement and that for purposes hereof the Existing Letter of Credit shall be deemed to have been issued hereunder on the date hereof. Borrower and Lender further acknowledge and agree that the Letter of Credit Agreement is amended and restated in its entirety by this Agreement.

         4.3 Stated Amount of Letters of Credit. Each Letter of Credit shall (i) by its terms be issued in a Stated Amount; (ii) have a Stated Expiry Date no later than the Facility C Final Expiration Date; (iii) expire or be terminated by the beneficiary thereunder on or before its Stated Expiry Date (unless renewed in accordance with the terms hereof); and (v) not cause the

Facility C Outstanding Balance after the issuance of said Letter of Credit to exceed the Facility C Maximum Stated Amount.

         4.4 Automatic Renewal. A Letter of Credit will be automatically renewed for a one-year period upon its Stated Expiry Date in accordance with its terms unless at least 60 days prior to such Stated Expiry Date (after giving effect to all prior renewals) Lender issues a Notice of Non-Renewal. Lender agrees that it shall not issue a Notice of Non-Renewal with respect to a Letter of Credit so long as:

                        (i) No Default or Event of Default shall have occurred and is continuing;

                        (ii) After giving effect to such renewal, the Facility C Outstanding Balance shall not exceed the Facility C Maximum Stated Amount;

                        (iii) The representations and warranties of Borrower made in Section 8 shall be true and correct as of the date that is 75 days prior to the then Current Stated Expiry Date (and Borrower is deemed to restate such representations and warranties as of such date);

                        (iv) The Stated Expiration Date of the Letter of Credit, after giving effect to such renewal, shall not be later than 60 days prior to the Facility C Final Expiration Date; and

                        (v) None of the conditions described in Section 4.10 exist.

         4.5 Issuance Procedure for Letter of Credit. If Borrower desires Lender to issue a Letter of Credit, Borrower shall submit to Lender a written request to issue a Letter of Credit on or before 9:00 a.m. (Inglewood, California time) three (3) Business Days prior to the requested date of issuance, and shall execute such applications and agreements as Lender may reasonably request. Borrower may request the issuance of a Letter of Credit in such form as Borrower may reasonably request. Subject to the terms of this Agreement, Lender will issue such Letter of Credit on the date specified in the request submitted in connection therewith, Lender and Borrower agree that all Letters of Credit issued pursuant to the terms of this Section shall be subject to the terms and conditions, and entitled to the benefits, of this Agreement and the other Loan Documents.

         4.6 Letter of Credit Fees. Borrower agrees to pay to Lender a charge for all reasonable administrative expenses of Lender in connection with the issuance, amendment, renewal, or modification (if any) and administration of the Letters of Credit upon demand from time to time, which charge shall not exceed $150.00 per draw, transfer or transaction. In addition, Borrower agrees to pay and on each anniversary thereof prior to the Facility C Final Expiration Date, a letter of credit fee in the amount of 1.5% of the Stated Amount of the Letter of Credit as of such anniversary date.

         4.7 Disbursements; Interest. Lender will notify Borrower of the presentment for payment of a Letter of Credit by any beneficiary thereto, together with notice of the date (the "DISBURSEMENT DATE") such payment shall be made. Subject to the terms and provisions of the Letter of Credit, Lender shall make such payment (a "DISBURSEMENT") to the beneficiary of the Letter of Credit. Borrower agrees to pay interest on the aggregate amount of all unreimbursed Disbursements from the date of Disbursement to the date such amount is reimbursed, at a rate equal to the Prime Rate plus 2%.

         4.8 Reimbursement Obligations of Borrower. Borrower's obligation to reimburse the Lender with respect to each Disbursement (including interest thereon) in respect of any Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff counterclaim, or defense to payment which Borrower may have or have had against the Lender, or the beneficiary thereof, including any defense based upon the occurrence of any Event of Default, any draft, demand or certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of the Letter of Credit (if, in Lender's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity or enforceability of the Letter of Credit; provided, however, that nothing herein shall adversely affect the right of Borrower to commence any proceeding against Lender for any wrongful

Disbursement made by Lender under the Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Lender.

         4.9 Nature of Reimbursement Obligations. Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Lender (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

                  (a) The form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

                  (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit;

                  (c) failure of any beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under a Letter of Credit;

                  (d) errors, omissions, interruption or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

                  (e) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary of a Letter of Credit in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted the Lender hereunder. In furtherance and extension, and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by Lender in good faith shall be binding upon Borrower and shall not put Lender under any resulting liability to Borrower.

         4.10 Certain Requirements. Lender is under no obligation to issue or renew any Letter of Credit if:

                        (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing or renewing such

Letter of Credit, or any requirement of law applicable to Lender or any request or directive (with which it is customary for banks in the relevant jurisdiction to comply whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that Lender refrain from, the issuance or renewal of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon Lender any unreimbursed loss, cost, or expense which was not applicable on the date hereof and which Lender in good faith deems material to it;

                        (ii) Lender has received written notice from Borrower, on or prior to the Business Day prior to the requested date of issuance or renewal of such Letter of Credit, that one or more of the applicable conditions for issuance or renewal is not then satisfied;

                        (iii) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to Lender, or the issuance or renewal of the Letter of Credit shall violate any applicable policies of Lender; or

                        (iv) such Letter of Credit is to be denominated in a currency other than dollars.

                                   SECTION 5
                                COMMON PROVISIONS

         5.1 Default Interest. Notwithstanding any provision to the contrary herein, after the occurrence of an Event of Default, the aggregate principal amount outstanding under each of the Loans shall bear interest, payable on demand, at a per annum rate equal to the applicable of the rates stated in
Section 2.2, Section 3.2, or Section 4.7, plus 4.00%. Neither the requirement nor any payment of such additional interest shall constitute a waiver of any Event of Default.

         5.2 Interest and Fee Computations. Except as otherwise expressly stated in this Agreement, all interest and fees with respect to each of the Facilities shall be computed on the basis of a 360-day year and the actual number of days elapsed.

         5.3 Method of Payment. Payments by Borrower under this Agreement shall be made to Imperial Bank, at such location designated by Lender from time to time, and shall be made in immediately available funds, or such other type of funds as may be acceptable to Lender in its sole discretion.

         5.4 Payment Due Dates. All payments under this Agreement that become due on a day other than a Business Day shall be due on the next Business Day. All payments under this Agreement received by Lender on a day other than a Business Day shall be applied on the next Business Day.

         5.5 Late Charge. If Borrower fails to make any payment under this Agreement within 10 days after the date the same first becomes due and payable, Borrower shall pay to Lender, in addition to all other charges, a late charge equal to 5.00% of the amount of such overdue payment.

         5.6 Late Advance Requests. Any request for an Advance received by Lender after 12:00 p.m. (California time) on any Business Day shall be treated as having been received by Lender on the next succeeding Business Day.

         5.7 Loan Accounts. Lender shall maintain on the books of Lender a separate record of account for each of Facility A, Facility B and Facility C in which Lender shall make entries for each Advance or Disbursement and such other debits and credits as shall be appropriate for each such facility. Lender shall provide Borrower with periodic statements of the account of Borrower under each such facility, which statements shall be deemed to be correct and conclusively binding on Borrower, unless Borrower notifies Lender to the contrary within 30 days after Lender sends such statements to Borrower.

                                   SECTION 6
                                   COLLATERAL

         6.1 Collateral. The Obligations shall be secured by: (a) a perfected first-priority security interest in all of the equipment, inventory, accounts, trademarks, trade names and other general intangibles and other assets of Borrower, whether now owned or hereafter acquired, as further described in the Security Agreement; and (b) a perfected first-priority security interest in, and pledge by Borrower of the CD, as further described in the Pledge Agreement.

                                   SECTION 7
                              CONDITIONS PRECEDENT

         7.1 Initial Advance. In addition to the terms and conditions otherwise contained herein, the obligations of Lender to make the initial Advance are conditioned on each of the following having been satisfied in a manner acceptable to Lender, in Lender's sole discretion:

                  (a) The Loan Documents and the Related Documents in the forms and substance approved by Lender shall have been duly authorized and executed by each of Borrower and any other parties thereto and delivered by Borrower to Lender.

                  (b) Lender shall have received evidence satisfactory to Lender that the representations and warranties of Borrower in the Loan Documents are true and accurate and not misleading.

                  (c) All financing statements required by Lender shall have been duly authorized and executed by Borrower and delivered to Lender and filed in the appropriate governmental offices, including (i) financing statements relating to the property described in the Security Agreement executed by each Borrower and filed in the Offices of the Secretary of State of the State of Arizona, and the Secretary of State of the State of Delaware, and (ii) financing statements relating to the property described in the Pledge Agreement executed by Borrower and filed in the Offices of the Secretary of State of the State of Arizona, and the Secretary of State of the State of Delaware.

                  (d) Lender shall have received the CD.

                  (e) The Landlord Lien Waivers with respect to the Leases existing as of the date of such Advance shall have been duly authorized, executed and delivered by Landlords to Lender in form and substance acceptable to Lender in its reasonable discretion.

                  (f) Lender shall have received all fees, costs and expenses specified in the Loan Documents and the Related Documents as are then due and payable by Borrower to

Lender, including the fees described in Section 2.3, Section 3.3 and Section 4.6, the attorneys' fees and costs incurred by Lender in connection with the preparation of the Loan Documents and the Related Documents, and all other costs incurred by Lender, including any appraisal fees, audit fees, environmental fees, premiums for title insurance policies and endorsements and filing, recording and search fees.

                  (g) Lender shall have received all terminations of financing statements, partial releases of financing statements, mortgage releases, deed of trust releases, pay-off letters and/or agreements and other documents required by Lender to ensure that there are no Liens affecting the collateral for the Obligations, other than the Permitted Liens.

                  (h) Lender shall have received evidence that the insurance required under the Loan Documents and the Related Documents is in full force and effect, that Lender is named as a loss payee thereunder, and that such insurance includes a provision requiring the insurer to provide Lender at least 30 days' prior written notice of the cancellation, expiration, termination or any change in the coverage afforded thereby.

                  (i) Lender shall have received a certificate of the Secretary of Borrower in the form and substance approved by Lender, of even date herewith, as to: (i) the incumbency and signature of the officer of Borrower executing the Loan Documents and the Related Documents; (ii) the adoption and continued effect of resolutions of the Board of Directors of Borrower attached thereto, authorizing the execution, delivery and performance of the Loan Documents and the Related Documents to which Borrower is a party; and (iii) the accuracy of the copies of the Articles of Incorporation or Certificate of Incorporation and Bylaws of Borrower attached thereto.

                  (j) Lender, at its option and for its sole benefit, shall have conducted an audit of the equipment, books, records and operations of Borrower, and Lender shall be satisfied as to their condition.

                  (k) Lender shall have received a Compliance Certificate signed by Borrower, dated not more than 5 days prior to the initial Advance, and such reports and other certificates as Lender may require in order to satisfy itself as to the financial condition of Borrower.

                  (l) Lender shall have received a certificate of good standing for Borrower from the appropriate government authorities of the state of incorporation of such Borrower, and from any other state in which Borrower is required to qualify to transact its business.

                  (m) Lender shall have received the favorable written opinion of counsel to Borrower, in form and substance satisfactory to Lender and its counsel.

                  (n) Lender shall have received true and correct copies of all Trademarks/names and Patents filed with the United States Patent and Trademark Office, if any.

                  (o) No Default or Event of Default shall then exist, nor shall any Default or Event of Default arise as a result of the initial Advance.

                  (p) Lender shall have received all other items that Lender reasonably requires.

         7.2 Subsequent Advances. In addition to the terms and conditions otherwise contained herein, the obligation of Lender to make each Advance after the initial Advance made pursuant to Section 7.1 is conditioned on each of the following conditions having been satisfied in a manner acceptable to Lender, in Lender's sole discretion, on and as of the date of such Advance:

                  (a) Lender shall have received evidence satisfactory to Lender that the representations and warranties of Borrower in the Loan Documents are true, accurate and not misleading.

                  (b) The Loan Documents and the Related Documents shall be in full force and effect, and the liens and security interests granted to Lender thereby shall be perfected and in full force and effect with the priorities described therein.

                  (c) The Landlord Lien Waivers with respect to the Leases existing as of the date of such Advance shall have been duly authorized, executed and delivered by Landlords to Lender in form and substance acceptable to Lender in its sole discretion.

                  (d) Lender shall have received all fees, costs and expenses specified in the Loan Documents and the Related Documents as are then due and payable by Borrower to Lender.

                  (e) Lender shall have received evidence that the insurance required under the Loan Documents and the Related Documents is in full force and effect, that Lender is named as a loss payee thereunder, and that such insurance includes a provision requiring the insurer to provide Lender at least 30 days' prior written notice of the cancellation, expiration, termination or any change in the coverage afforded thereby.

                  (f) No Default or Event of Default shall exist.

                  (g) All proceedings to be taken in connection with such Advance and all documents incident thereto shall be satisfactory in form and substance to Lender.

                  (h) Lender shall have received a Compliance Certificate dated not more than 5 days prior to the Advance.

         7.3 Facility A Advances. In addition to the applicable conditions stated in Section 7.1 and Section 7.2, the obligation of Lender to make each Facility A Advance is conditioned on each of the following having been satisfied in a manner acceptable to Lender, in Lender's sole discretion, on and as of the date of such Advance:

                  (a) Lender shall have received from Borrower a Facility A Advance Request, together with the related Borrowing Base Certificate.

                  (b) The principal amount outstanding under Facility A, together with the amount of such Advance, shall not exceed the Facility A Borrowing Base.

                                   SECTION 8
                         REPRESENTATIONS AND WARRANTIES

         To induce Lender to make the Loans as herein provided, and until all of the Obligations are repaid and performed in full, Borrower represents and warrants to Lender, and by each request for an Advance or issuance or renewal of a Letter of Credit shall be deemed to represent and warrant that:

         8.1 Organization; Qualification; Affiliates of Borrower. Borrower is a corporation that is duly organized, validly existing and in good standing under the laws of the State in which such Borrower is incorporated, and has the full power and authority to execute the Loan Documents and any Related Documents to which Borrower is a party. Borrower has all necessary licenses, permits and franchises to borrow hereunder and to grant the Liens provided for in the Loan Documents and the Related Documents and to own its assets and conduct its business as presently conducted. Borrower is duly licensed or qualified and in good standing to do business in all jurisdictions where failure to qualify would have an adverse effect upon Borrower, and Borrower has no liabilities as a result of any failure to qualify to do business as a foreign corporation in any jurisdiction. Borrower has no Subsidiaries or Affiliates, other than as described on Exhibit H attached hereto. Where required, Borrower is in compliance with all fictitious name statutes.

         8.2 Authorization and Enforceability. The making, execution, delivery and performance of the Loan Documents and any Related Documents to be executed by Borrower, have each been duly authorized by all necessary corporate action. The Loan Documents and any Related Documents to which Borrower is a party, when executed, delivered and issued by Borrower, will be the legal, valid and binding obligations of Borrower, enforceable against such Borrower in accordance with their respective terms.

         8.3 Absence of Conflicts. The making, execution and performance of the Loan Documents and any Related Documents to which Borrower is a party, and compliance with their respective terms, do not violate or constitute a default under any presently existing provision of law or the Articles of Incorporation or Certificate of Incorporation or Bylaws of Borrower or any agreement, instrument or obligation to which Borrower or any of its Affiliates is a party or by which Borrower or any of its Affiliates is bound, or any law, statute, governmental regulation, court decree, or order applicable to Borrower or any of its Affiliates.

         8.4 Solvency. After giving effect to the transactions contemplated by this Agreement, (a) the assets of Borrower, at fair valuation, will exceed the liabilities, including contingent liabilities, of Borrower; (b) Borrower is not engaged in a business or transaction for which its assets are unreasonably small; and (c) Borrower is able to pay its debts as they mature or otherwise become due and payable.

         8.5 Taxes. Borrower has filed all federal, state, foreign and local tax returns that were required to be filed, except those returns for which the due date has been validly extended. Borrower has paid or made provisions for the payment of all taxes, assessments and other governmental charges owed (including state and federal payroll taxes), and no tax deficiencies have been proposed or assessed against Borrower. There are no pending or, to the knowledge of Borrower, threatened tax controversies or disputes relating to Borrower.

         8.6 Absence of Litigation. Borrower is not a party to nor is there any threat of any litigation or administrative proceeding against Borrower except for litigation described on Exhibit I.

         8.7 Accuracy of Information. All information, certificates and statements given by Borrower in, or pursuant to, the Loan Documents or any Related Documents were accurate, true and complete in all respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a fact necessary to make the statements therein not misleading. There is no fact or circumstance known to Borrower which adversely affects, or which in the future may adversely affect, the business, Property, operations or condition, financial or otherwise, of Borrower which has not been set forth in the Loan Documents or any Related Documents to which Borrower is a party.

         8.8 Ownership of Property. Borrower owns and has good and marketable title in the legal name of Borrower to the Property owned by it free and clear of any Liens, other than Permitted Liens. All buildings and equipment, whether leased to or owned by Borrower, are in good condition, repair (ordinary wear and tear excepted) and working order and conform to all applicable laws, ordinances and regulations. Borrower has taken and will take all necessary action to maintain the interest of Borrower in and to any Property that is leased by Borrower to third parties, including the filing of financing statements in the appropriate offices when required. Borrower has not used, or filed a financing statement under, any name other than that of Borrower for at least the last six years.

         8.9 Lien Priority. Borrower has entered into any security agreement or otherwise granted a Lien to, or permitted a Lien to be held by, any Person that would be prior or in any way superior to the Liens of Lender created by the Loan Documents, except for Liens described in clause (e) and clause (1) of the definition of Permitted Liens.

         8.10 Governmental Approvals. No consent, approval, authorization or other action by, or filing with, any federal, state or local Government Authority is required in connection with or as a condition to the execution, delivery and performance by Borrower of the Loan Documents and any Related Documents to which Borrower is a party.

         8.11 Compliance with Law. Borrower is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees applicable to Borrower.

         8.12 Permits; Franchises. Borrower possesses all permits, franchises, memberships, contracts and licenses required and all trademark rights, trade name rights, patent rights, fictitious name rights and all other intellectual property rights necessary to enable Borrower to conduct the business in which Borrower is now engaged without conflict with the rights .of others. Other than the Trademarks/names and Patents listed on Exhibit G, Borrower currently does not own any trademark, trade name, patent rights or other intellectual property, and no such ownership is required in order to enable Borrower to conduct the business in which Borrower is now engaged. At such time as Borrower acquires any additional Trademarks/names and Patents or other intellectual property, Borrower will immediately notify Lender of such acquisition, and Borrower shall cooperate with Lender to perfect the security interest of Lender in such rights.

         8.13 Federal Reserve Regulations. Borrower will not, directly or indirectly, use the proceeds of any of the Loans to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), or otherwise take or permit any action which would involve a violation of any regulation of the Board of Governors of the Federal Reserve System.

         8.14 Other Obligations. Borrower has not received any notice claiming any, or after reasonable investigation has any knowledge that it is in, default under any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation.

         8.15 ERISA. Borrower is in compliance in all respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder and: (a) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan; (b) no action has been taken by any Person that would cause the Internal Revenue Service to assert a disqualification of any Plan under Section 401(a) of the Code; (c) there has not been any "reportable event" as defined in Section 4043 of ERISA with respect to any Plan: (d) no "accumulated funding deficiency," as defined in Section 302 of ERISA (whether or not waived) has occurred with respect to any Plan; (e) no action by Borrower to withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA; and (f) no proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

         8.16 Financial Information. The financial statements and information that have been or will be supplied to Lender by or on behalf of Borrower are, and as to future statements, will be, accurate and complete, and present fairly the financial position of the subjects thereof as of the end of such periods and the results of the operation and cash flows of Borrower for such periods then ended in conformity with GAAP. There has been no adverse change in the financial condition or assets of Borrower subsequent to the date of the most recent financial statements supplied to Lender. All financial and other information to be supplied to Lender by or on behalf of Borrower will be in form and content as required by Lender and in compliance with all governmental regulations that apply.

         8.17 Leases. Exhibit F accurately identifies all of the real property leases (including any amendments or modifications thereof and any side agreements, letter agreements or supplemental agreements with respect thereto) to which Borrower is a party, or to which its leased properties are subject, including the title of the lease (and any amendment, modification, side agreement, letter agreement or supplemental agreement), the name of the landlord, the date of the lease (and any amendment, modification, side agreement, letter agreement or supplemental agreement), the expiration date of the lease, the address and location of the real property. Borrower has not delivered to Lender true, accurate and complete copies of all such leases (and any such amendments, modifications, side agreements, letter agreements and supplemental agreements).

         8.18 Capital Stock of Borrower. All outstanding shares of capital stock of Borrower have been duly authorized and issued as required by law and are fully paid and non-assessable, and the issuance and sale thereof have been made in compliance with, in all respects, applicable federal and state securities laws. There are no outstanding proxies, warrants, options or other rights issued or granted by Borrower with respect to shares of capital stock or other securities of such Borrower except as described on Exhibit L.

         8.19 Offices. The address of each office, production facility and other facility of Borrower is listed on Exhibit J attached hereto. The books and records of Borrower and all records pertaining to Eligible Accounts Receivable, and Eligible Equipment are located at the office location for Borrower listed on Exhibit J, and copies of consolidated records for Borrower are maintained at Borrower's general business office listed on Exhibit J.

         8.20 Investment Company Act. Borrower is not an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

         8.21 Foreign Entity. Borrower is not a "foreign corporation," "foreign trust," "foreign estate," or other "foreign person," as those terms are defined in the Code and related income tax regulations.

         8.22 Covenants In Other Documents. None of the documents executed in connection with any other Indebtedness of Borrower other than the Obligations contains covenants governing financial performance or financial ratios or contains restrictions on the right of Borrower to incur additional Indebtedness or grant a Lien.

                                   SECTION 9
                              AFFIRMATIVE COVENANTS

         From and after the date of this Agreement and until all of the liabilities and obligations of Borrower to Lender pursuant to the Loan Documents and the Related Documents are repaid and performed in full, Borrower shall:

         9.1 Corporate Existence; Properties; Other Requirements. (a) Maintain the corporate existence of Borrower; (b) comply in all respects with all applicable laws, regulations, ordinances and orders of any Government Authority with authority over the business of Borrower; (c) conduct the business of Borrower substantially as now conducted and proposed to be conducted; and (d) maintain and preserve substantially all rights, licenses, privileges, and franchises Borrower now has so as not to adversely affect the ability of Borrower to perform the obligations of Borrower under the Loan Documents and the Related Documents.

         9.2 Maintenance. Maintain, preserve and keep the Property in good repair, working order and condition and from time to time make all necessary repairs, renewals, replacements and additions thereto so that at all times the overall efficiency thereof shall be preserved and maintained.

         9.3 Property Insurance. Maintain all risk property damage insurance, business interruption insurance, comprehensive liability insurance (including coverage for contractual liability, product liability (including coverage for medical products) and workers compensation), any other insurance that is usual for the business of Borrower and such other insurance as Lender may from time to time require. The insurance obtained in connection with this Section 9.3 shall:
(a) be in an amount acceptable to Lender; (b) be in a form acceptable to Lender;
(c) be issued by an insurance company acceptable to Lender; and (d) include a lender loss payable endorsement acceptable to Lender. In the case of any all risk property damage insurance maintained by Borrower, the amount of the insurance will be the full replacement cost of the insured Property. Borrower will, upon request of Lender, deliver to Lender a copy of each insurance policy, or if permitted by Lender, a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 9.3. In addition, Borrower shall, upon request by Lender, have an independent appraiser satisfactory to Lender determine, as applicable, the cash value or replacement cost of the insured Property. The cost of such appraisals shall be paid by Borrower.

         9.4 Collateral Audits; Financial Reports. Maintain a system of accounting in accordance with GAAP, and permit Lender and the representatives of Lender to visit and audit, inspect or examine the Property, books, accounts and records of Borrower at all reasonable times and to make copies and memoranda of the books, accounts and records of Borrower and furnish to Lender and the duly authorized representatives of Lender such information respecting the business, financial condition, assets and liabilities (whether absolute or contingent) of Borrower, as Lender may reasonably request. If any of the foregoing are in the possession of a third party, Borrower hereby authorizes each such third party to grant Lender and the agents or consultants of Lender access thereto to perform such inspections and to respond to the requests of Lender for information concerning the foregoing. Without limiting the foregoing, Borrower acknowledges that Lender (1) may conduct an audit of the collateral for the Obligations within 180 days after the date hereof, and (ii) shall be permitted to conduct, at Lender's sole discretion, during each 180 day period thereafter, an updated audit of the collateral for the Obligations. Borrower will pay to Lender on the date hereof, costs and expenses incurred by Lender in conducting such audit for each collateral audit conducted by Lender within one hundred eighty (180) days after the date hereof, and Borrower shall thereafter pay costs and expenses incurred by Lender in conducting such audit for each subsequent collateral audit.

Borrower, without any request from Lender, will furnish each of the following to
Lender:

                  (a) As soon as available and in any event within 45 days after the end of each calendar quarter (including the quarter during which Borrower fiscal year ends, subject only to normal year-end accounting adjustments), a copy of the internally-prepared financial statements of Borrower for such calendar quarter (and for the same calendar quarter of the immediately preceding year), including the balance sheet and statement of profit and loss of Borrower for such calendar month, with supporting schedules, all in form and content reasonably acceptable to Lender, and prepared and certified on behalf of Borrower by the chief financial officer of Borrower or other authorized officer thereof acceptable to Lender.

                  (b) As soon as available, and in any event within 10 Business Days after the end of each calendar month, (i) a Borrowing Base Certificate effective as of the last day of such calendar month, and (ii) a certificate setting forth a detailed accounts receivable aging reconciled to such general ledger, a detailed accounts payable aging reconciled to such general ledger, the amount of any book overdraft, the amount of checks issued but not sent and an inventory outlining both inventory composition and activity, all for such calendar month and certified as true and accurate on behalf of Borrower by the chief financial officer of Borrower or other authorized officer thereof acceptable to Lender.

                  (c) As soon as available, and in any event within 45 days after the end of each calendar quarter, a certificate of the chief financial officer of Borrower or an authorized officer thereof acceptable to Lender, which sets forth; (i) that no Default or Event of Default exists hereunder as of the date of such certificate, or if such a Default or Event of Default exists, a specification of the nature thereof (ii) a computation in reasonable detail of the calculation of the financial covenants and ratios set forth in Section 10.12.

                  (d) As soon as available, and in any event within 30 days after the end of each calendar quarter, a certificate of the chief financial officer of Borrower or other authorized officer thereof acceptable to Lender, that sets forth operating statistics appropriate for Borrower's business and as otherwise may be requested from time to time by Lender.

                  (e) As soon as available, and in any event within 90 days after the close of each fiscal year of Borrower, a copy of the audited financial statements of Borrower for such fiscal year and, beginning with the fiscal year ending December 31, 2000, for the immediately preceding fiscal year, including balance sheet, statement of profit and loss and statement of cash flow for such fiscal year and, beginning with the fiscal year ending December 31, 2000, for the previous fiscal year, all as prepared by national independent certified public accountants of recognized standing selected by Borrower (the "CPA"), together with any letters or reports to the management of Borrower by the CPA, which report shall be accompanied by the unqualified opinion of the CPA to the effect that the statements present fairly, in all respects, the financial position of Borrower as of the end of such fiscal year and the results of the operations of

Borrower and the cash flows of Borrower for the fiscal year then ended in conformity with GAAP.

                  (f) As soon as available, and in any event within 90 days after the end of each fiscal year of Borrower, pro forma financial projections for Borrower for the next fiscal year, including income statements and balance sheets, certified by Borrower to be based on information then available and believed by Borrower to be a reasonable projection of Borrower financial performance for the period covered. Such pro forma projections shall be updated within thirty (30) days after Borrower consummates the acquisition of the stock or substantially all of the assets of another Person.

                  (g) Executed copies of the federal and state tax returns of Borrower and each request or application for an extension of time to file such a return, within 15 days after filing with the Internal Revenue Service or the state tax agency, as applicable.

                  (h) Such other financial information that Lender may reasonably request regarding the financial condition of Borrower.

All of the information referred to in this Section 9.4 shall be in a form satisfactory to Lender, complete and correct in all respects and shall be prepared in reasonable detail and in accordance with GAAP.

         9.5 Use of Proceeds. Use all proceeds of the Loans in the manner required by the Loan Documents.

         9.6 Perfection of Liens. Perfect and protect the priority of the Liens of Lender and reimburse Lender for related costs that Lender incurs to perfect and protect the priority of the Liens of Lender.

         9.7 Notices to Lender. Promptly notify Lender in writing of any of the following: (a) any failure to comply with the Loan Documents or any of the Related Documents; (b) the existence of any Lien against the Property of Borrower, other than a Permitted Lien; (c) any adverse change in the financial condition or operations, as applicable, of Borrower; (d) any change in the name, legal structure, place of business, residence or chief executive office, as applicable, of Borrower; (e) any acquisition or purchase of a business or its assets by Borrower; (f) any acquisition or purchase of any interest in real property (whether fee or leasehold) by Borrower; (g) any threatened or pending litigation, governmental proceeding or labor dispute against Borrower which could have an adverse affect on Borrower; (h) any notice received by Borrower with respect to any unpaid taxes, assessments or charges; and (i) the occurrence of any Default or Event of Default.

         9.8 Notices or Filing. Promptly provide Lender with a copy of any notices or filings made by Borrower with, or received by Borrower from, any Government Authority (including the Securities and Exchange Commission or any other regulatory agency).

         9.9 Other Agreements. Perform all obligations and comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other Person, and notify Lender immediately in writing of any default or event of default in connection with any other such agreement.

         9.10 Taxes, Charges and Liens. Pay and discharge when due all Indebtedness and obligations of Borrower, including all assessments, taxes, governmental charges, levies and Liens, of every kind and nature, imposed upon Borrower or the Property or income or profits of Borrower, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of the Property or income or profits of Borrower; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, Lien or claim so long as: (a) the legality of the same shall be contested in good faith by appropriate proceedings; (b) Borrower shall have established on the books of Borrower adequate reserves with respect to such contested assessment, tax, charge, levy, Lien, or claim in accordance with GAAP; and (c) Lender has not made a determination that the Property is in danger of foreclosure or loss. Borrower, upon demand of Lender, will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, Liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, Liens and claims against the Property or income or profits of Borrower.

         9.11 Operations. Conduct the business affairs of Borrower in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting the Property or the businesses and operations of Borrower, including the Americans with Disabilities Act and all minimum funding standards and other requirements of ERISA and other laws applicable to any Plan.

         9.12 ERISA Plans. Give prompt written notice to Lender of any of the following: (a) the occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires a 30 day notice; (b) any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; (c) any notice of noncompliance made or received under Section 4041(b) of ERISA with respect to a Plan; or (d) the commencement of any proceeding under Section 4042 of ERISA with respect to a Plan.

         9.13 Banking Relationships. Maintain the primary banking relationships of Borrower (including all operating, deposit and other cash accounts other than payroll and petty cash accounts) with Lender and use Lender's cash management services.

         9.14 Real Property. Prior to the acquisition of any leasehold interest in real property (or any substitute leasehold interest), Borrower shall provide Lender written notice thereof. Prior to the acquisition of such leasehold interest, Borrower shall provide Lender with a Landlord Consent executed by the landlord of the subject real property. Borrower will promptly update the information on the attached Exhibit F if the information changes (including the entering into any renewal, extension or replacement of existing leases and any additional Leases by Borrower).

         9.15 Intellectual Property. Within 30 days after the date of this Agreement, take all action necessary to: (a) preserve and perfect the rights of Borrower in the Trademarks/Names and Patents and any other intellectual property of Borrower; and (b) perfect the Lien of Lender in such intellectual property. The actions of Borrower shall include appropriate filings with the United States Patent and Trademark Office.

         9.16 Additional Assurances. Take any action reasonably requested by Lender to carry out the intent of the Loan Documents and the Related Documents, including the execution and delivery to Lender of all notes, mortgages, deeds of trust, security agreements, financing statements, amendments to financing statements, instruments, documents and other agreements as Lender may reasonably request to evidence and secure the Loans and to perfect and protect all security interests and Liens of Lender.

         9.17 Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any thereof by any court or administrative or Government Authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except U.S. federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would: (a) increase the cost to Lender for extending or maintaining the credit facilities to which the Loan Documents relate; (b) reduce the amounts payable to Lender under the Loan Documents or the Related Documents; or (c) reduce the rate of return on the capital of Lender as a consequence of the obligations of Lender with respect to the credit facilities to which the Loan Documents relate; then, pay Lender such additional amounts as will compensate Lender therefor, within 5 days after written demand by Lender for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

         9.18 Books and Records. Borrower shall cause its books and records to be maintained at its office address listed on Exhibit J attached hereto. Borrower shall maintain its offices at the address stated in Exhibit J attached hereto.

         9.19 Additional Borrowers. Borrower upon Lender's request, shall promptly and diligently (and in any event within the reasonable time specified by Lender) take all actions necessary to cause any existing or future Subsidiary of Borrower to become obligated as a borrower hereunder.

                                   SECTION 10
                               NEGATIVE COVENANTS

         From and after the date of this Agreement and until all of the liabilities and obligations of Borrower to Lender pursuant to the Loan Documents and the Related Documents are repaid and performed in full, Borrower shall not directly or indirectly:

         10.1 Sale of Assets; Consolidation; Equity; Merger. (a) Sell, transfer, lease, otherwise dispose of, mortgage, assign, pledge, grant a security interest in, or otherwise encumber any of the Property, other than by Permitted Liens; provided, however, that as long as Borrower receives reasonably equivalent value in return Borrower is permitted to (i) sell, transfer, lease or otherwise dispose of assets that are obsolete and worn out or which are no longer necessary for the operation of the business of Borrower, or (ii) sell manufactured or assembled goods in the ordinary course of business; (b) enter into any agreement, directly or indirectly, to sell or transfer any property, real or personal, used in the business of Borrower, and thereafter lease such property or other property which Borrower intends to use for substantially the same purposes; (c) cease operations, liquidate or dissolve or consolidate, merge, joint venture or combine with or into any other Person; acquire or enter into any agreement to acquire any business or its assets other than as specifically permitted by this Agreement; or (d) acquire or enter into any agreement to acquire the title to or lease any real property other than as specifically permitted by this Agreement.

         10.2 Loans, Acquisitions and Guaranties. (a) Loan, invest in or advance money or assets to any other Person or purchase or acquire any interest in, or assets of, any other Person without the prior written consent of Lender which will not be unreasonably withheld or delayed; or (b) incur any obligation as surety or guarantor.

         10.3 Other Indebtedness. Incur, create, assume, guarantee or otherwise become primarily or secondarily liable for, or absolutely or contingently liable for, or permit to exist, any Indebtedness without the prior written consent of Lender, other than (a) Indebtedness to Lender; (b) any Capital Leases incurred by Borrower in the ordinary course of business in connection with the lease of inventory or equipment which, together with the Indebtedness described in clause
(c) and clause (d) of this Section 10.3, does not exceed $100,000 in the aggregate for all

Borrower at any given time; (c) any purchase money indebtedness of Borrower incurred by one or more Borrower in the ordinary course of business in connection with the purchase of inventory or equipment which, together with the Indebtedness described in clause (b) and clause (c) of this Section 10.3, does not exceed $100,000 in the aggregate for all Borrower at any given time; (d) any leases for equipment to be used by Borrower that are classified under GAAP as operating leases and the unpaid payments under which, together with the indebtedness described in clause (b) and clause (c) of this Section 10.3, does not exceed $100,000 in the aggregate for Borrower at any given time; (e) normal trade payables incurred by Borrower in the ordinary course of business as long as such trade payables are unsecured.

         10.4 Issuance of Stock; Change in Ownership or Control. Issue any additional stock or other securities not outstanding on the date hereof or make or enter into or permit any transaction, including any redemption or issuance of shares or stock or other corporate reorganization, that could effectively transfer the power to (i) elect a majority of the Board of Directors of Borrower, or (ii) otherwise control or direct the policies and procedures of Borrower.

         10.5 Other Liens. Create or permit to be created or allow to exist any Lien on any Property now owned or hereafter acquired by Borrower, except Permitted Liens.

         10.6 Distributions. Pay any cash dividends, make any capital contributions to any Person, allow any withdrawals from Borrower, pay any consulting, management or guaranty fee or permit any distribution of any kind.

         10.7 Compliance with ERISA. (a) Terminate any Plan so as to result in any liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan which would result in a liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a liability to PBGC by reason of termination of any such Plan.

         10.8 Change of Fiscal Year. Change the fiscal year of Borrower.

         10.9 Change Name, Office or Place of Business. Change the name, chief executive office or the place of business of Borrower.

         10.10 Change or Suspension of Business. Change the nature of the business conducted by Borrower as of the date of this Agreement, or voluntarily suspend the business of Borrower for more than 3 days in any fiscal year, unless a longer suspension is reasonable as the result of any fire, flood or other act of God, act of public enemy, riot, insurrection or governmental regulation of the sale or transportation of materials, supplies or labor.

         10.11 Financial Covenants. Permit:

                  (a) Borrower's Tangible Net Worth to be less than the Tangible Net Worth Minimum.

                  (b) Borrower's Debt Service Coverage Ratio to be less than
1.25 to 1.

                  (c) Borrower's Account Receivable Turnover Period to exceed 70 days at the end of any fiscal quarter, commencing June 30, 2000.

                  (d) Borrower's Tangible Debt to Net Worth Ratio to exceed 1.30 to 1.00.

                  (e) Borrower's Net Income for any two consecutive fiscal quarters commencing September 30, 2000, to be less than zero (i.e., net loss).

         10.12 Permitted Investments. Invest in investments other than those that can be readily liquidated, are investment grade, and are otherwise acceptable to Lender.

                                   SECTION 11
                              DEFAULT AND REMEDIES

         11.1 Events of Default. Each of the following shall constitute an "Event of Default":

                  (a) Payment Default. The failure of Borrower to make any payment of principal, interest or other amount due under the Loan Documents or any of the Related Documents on the date due.

                  (b) Other Defaults. The failure of Borrower to comply with any term, obligation, covenant or condition contained in the Loan Documents or in any of the Related Documents and such failure continues unremedied for at least 10 days, or Borrower to comply with any other term, obligation, covenant or condition contained in any other agreement between Lender and Borrower, if such failure is not cured within the applicable cure period (if any) set forth in such other agreement.

                  (c) False Statement. Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower under the Loan Documents or the Related Documents or in any financial statement delivered to Lender pursuant to the Loan Documents or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished.

                  (d) Defective Collateralization. The Loan Documents or any of the Related Documents ceases to be in full force and effect at any time and for any reason, including the failure of any Related Document to create a valid and perfected first-priority security interest or Lien as contemplated therein, except for Liens described in clause (e) or clause (f) of the definition of Permitted Liens.

                  (e) Insolvency; Bankruptcy. The dissolution or termination of the existence of Borrower as a going business, the appointment of a receiver for any part of the property of Borrower, or any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

                  (f) Creditor Proceedings. Commencement of foreclosure, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower against any collateral securing the Loans. This includes a garnishment, attachment or levy on or of any of any deposit accounts of Borrower that are maintained with Lender.

                  (g) Government Action. Any Government Authority takes action that Lender reasonably believes will adversely affect the financial condition or ability of Borrower to repay the Loans.

                  (h) Judgments. A final judgment or arbitration award shall be entered against Borrower, or Borrower enters into any settlement agreement with respect to any litigation or arbitration, which, when added to other final judgments or arbitration awards against Borrower, or settlement agreements with respect to any litigation or arbitration, exceed the aggregate amount of $50,000.

                  (i) Adverse Change. A material adverse change occurs in the financial condition of Borrower or the prospects or ability of Borrower to repay the Loans or otherwise perform the obligations of Borrower under the Loan Documents or any of the Related Documents.

                  (j) Related Documents. The occurrence of an "Event of Default" under and as defined in any of the Related Documents.

                  (k) Cross-Default. Any default or event of default that creates or involves any obligation of Borrower in excess of $25,000 that occurs under any agreement, lease, commitment, contract or instrument executed by Borrower.

                  (l) Stock Transfers. There shall have occurred any sale, conveyance, transfer or other disposition of any of the capital stock of Borrower, directly or indirectly.

         11.2 Remedies Upon Event of Default.

                  (a) Upon the occurrence of an Event of Default, then, at the option of Lender, without presentment, notice, notice of dishonor, demand, protest or action of any kind by Lender, all of which are hereby waived: (i) the Facility A Commitment and the obligation of Lender to make Advances, the Facility B Commitment and the obligation of Lender to fund Facility B Advances, and the Facility C Commitment and the obligation of Lender to issue or renew Letters of Credit shall all immediately terminate; and (ii) the entire amount of the Obligations shall become immediately due and payable. In the case of an Event of Default of the type described in Section 11.1(e), such acceleration shall be automatic and not optional.

                  (b) Upon the occurrence of an Event of Default, Lender may apply any or all payments received hereunder towards any or all of the Obligations in such order as Lender in its sole discretion deems appropriate.

                  (c) No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and may be exercised singularly or concurrently and shall be in addition to every other remedy given hereunder, under the Loan Documents or the Related Documents or now or hereafter existing at law or in equity or by statute or otherwise.

                                   SECTION 12
                                  MISCELLANEOUS

         12.1 Renewals and Extensions. Borrower understands and agrees that Lender has made no commitment to extend or renew Facility A subsequent to the Facility A Termination Date, to extend or renew Facility B beyond the Facility B Maturity Date or to extend or renew Facility C beyond the Facility C Final Expiration Date. Any extension or renewal of the Loans shall at all times be subject to the sole discretion of Lender.

         12.2 Right of Setoff. In addition to all Liens upon, and rights of setoff against, the monies, securities or other property of Borrower given to Lender by law, Lender shall have a Lien and a right of setoff against, and Borrower hereby grants to Lender a security interest in, all monies, securities and other property of Borrower now or hereafter in the possession of or on deposit with Lender, whether held in a general or special account or deposit including any account or deposit held jointly by Borrower with any other Person, or for safekeeping or otherwise, except to the extent specifically prohibited by law, Every such Lien, right of setoff and security interest may be exercised only after the occurrence of a Default or an Event of Default, but without any additional demand upon or notice to Borrower. No Lien, right of setoff or security interest shall be deemed to have been waived by any act or conduct on the part of Lender, by any neglect to exercise such right of setoff or to enforce such Lien or security interest, or by any delay in so doing.

         12.3 GAAP. Except as otherwise stated in this Agreement, all financial statements and information provided to Lender and all financial covenants shall be made under GAAP.

         12.4 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws (other than conflict laws) of the State of Arizona, except to the extent Lender has greater rights or remedies under Federal law, in which case such choice of Arizona law shall not be deemed to deprive Lender of any such rights and remedies as may be available under Federal law. Each party consents to the personal jurisdiction and venue of the state courts located in Maricopa County, Arizona in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that, at the option of Lender, any litigation initiated by any of them in connection with this Agreement may be venued in the Superior Court of Maricopa County, Arizona. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO REQUIRE A TRIAL BY JURY IN ANY COURT ACTION PERTAINING TO THE OBLIGATIONS OR THE LOAN DOCUMENTS, AND AGREES THAT ANY SUCH ACTIONS OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         12.5 Indemnification. Except to the extent arising as the result of the gross negligence or willful or intentional misconduct of the Indemnified Parties (as determined by a final, non-appealable judgment of a court of competent jurisdiction), Borrower agrees to indemnify, protect, defend, reimburse and hold harmless the Indemnified Parties for, from and against any and all actual or threatened liabilities, claims, actions, causes of actions, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of counsel to the Indemnified Parties) arising out of or resulting from any: (a) breach of any representation or warranty made or given by Borrower to any of the Indemnified Parties or to any prospective or actual buyer of all or any portion of the collateral for the Loans or any breach of any covenant of Borrower under any of the Loan Documents; or (b) any claim or cause of action of any kind by any party that any of the Indemnified Parties are liable for any act or omission of Borrower or any other Person in connection with the collateral securing the Loans.

         12.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.

         12.7 Entire Agreement. The Loan Documents, the exhibits attached thereto and the Related Documents contain the entire agreement and understanding of the parties with respect to the subject matter hereof, supersede all other prior understandings, oral or written, with respect to the subject matter hereof, and are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

         12.8 Amendments. No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

         12.9 Conflicts; Inconsistency. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents or any of the Related Documents, the terms and provisions of this Agreement shall control to the extent necessary to resolve such conflict or inconsistency.

         12.10 Additional Sums. All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the interest rate charged with respect to the Loans paid or payable by Borrower (collectively, the "ADDITIONAL SUMS"), whether pursuant to the Loan Documents or the Related Documents or any other document or instrument in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona or California, maybe deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona or California that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only. the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

         12.11 Savings Clause. Borrower understand and believe that this lending transaction complies with the usury laws of the States of Arizona and California; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that: (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower,

         12.12 Section Headings. The section headings set forth in this Agreement are for convenience only and shall not have substantive meaning hereunder or be deemed part of this Agreement.

         12.13 Exchange of Information. Borrower agrees that Lender may exchange financial information about Borrower with (a) any other lender participating in the Loans; (b) the accountants and attorneys of Lender or any other lender participating in the Loans; (c) regulatory agencies; and (d) any other Person, as required by applicable law.

         12.14 Consent to Sale or Transfer of Loan or Loan Participations.

                  (a) Sale or transfer of loans. Borrower agrees and consents to the sale or transfer by Lender (whether now or later) of all of Lender's rights, title and interest in the Loans to any other Person(s) (such Person(s), hereinafter referred to as the "Loan Transferee(s)"). Lender may provide, without any limitation whatsoever, to the Loan Transferee(s) any information or knowledge Lender may have about Borrower or any other matter relating to the Loans, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower agrees that, from and after any such sale or transfer, the Loan Transferee(s) shall be. considered as the absolute owner(s) of the Loans and the lender under this Agreement, and shall have all the rights granted to Lender under this Agreement and may enforce the obligations of Borrower under the Loans irrespective of any failure or insolvency of Lender.

                  (b) Sale or transfer of Loan Participations. Borrower consents and agrees to the sale or transfer by Lender (whether now or later) of one or more participation interests in the Loans to any other Person(s) (such Person(s) being hereinafter referred to as the "Loan Participant(s)"). Lender may provide, without any limitation whatsoever, to the Loan Participant(s) any information or knowledge Lender may have about Borrower or any other matter relating to the Loans, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters, Borrower hereby additionally waives any and all notices of sale of participation interests in the Loan to the Loan Participant(s), as well as all notices of any repurchase of such participation interests. Lender agrees that any sale or transfer of a participation interest in the Loans shall be such that Lender remains the lender under this Agreement with the exclusive power and authority to enforce the provisions hereof and otherwise deal with Borrower.

         12.15 Payment of Expenses. Borrower agrees to pay all fees, costs and expenses incurred by Lender in connection with the Loan Documents and the Related Documents, including the attorneys' fees and costs incurred by Lender in connection with the preparation of the Loan Documents or the Related Documents, and all other fees of Lender, including the costs of conducting audits, inspections or examinations of the collateral for the Loans, appraisal fees, environmental fees, premiums for title insurance policies and endorsements, and filing, recording and search fees. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

         12.16 Costs of Collection. Borrower agrees to pay all costs of collection, including attorneys' fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount with respect to the Loans is not paid when due, or in case it becomes necessary to protect the collateral which is security for the Loans, or to exercise any other right or remedy hereunder or in the Related Documents, or in the event Lender is made party to any litigation because of the existence of the Loans. or if at any time Lender should incur any attorneys' fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with the Loans. In the event of any court proceeding, attorneys' fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Lender.

         12.17 Bankruptcy. In the event of the commencement of a bankruptcy case by or against Borrower or involving any of the collateral for the Loans, Lender, to the extent not already provided for herein, shall be entitled to recover, and Borrower shall be obligated to pay, the attorneys' fees and costs of Lender incurred in connection with: (a) any determination of the applicability of the bankruptcy laws to the terms of the Loan Documents or the Related Documents or the rights of Lender thereunder; (b) any attempt by Lender to enforce or preserve its rights under the bankruptcy laws, or to prevent Borrower or any other person from seeking to deny Lender its rights thereunder; (c) any effort by Lender to protect, preserve, or enforce its rights against the collateral for the Loans, or seeking authority to modify the automatic stay of 11 U.S.C.
Section 362 or otherwise seeking to engage in such protection, preservation or enforcement; or (d) any civil proceeding(s) arising under the bankruptcy laws, or arising in or related to a case under the bankruptcy laws.

         12.18 Notices. Any notice or other communication with respect to this Agreement shall: (a) be in writing; (b) be effective on the day of hand-delivery thereof to the party to whom directed, one day following the day of deposit thereof with delivery charges prepaid, with a national overnight delivery service, or 2 days following the day of deposit thereof with postage prepaid, with the United States Postal Service, by regular first class, certified or registered mail; (c) if directed to Lender, be addressed to Lender at the office of Lender set forth below the signature of Lender, or to such other address as Lender shall have specified to Borrower Representative by like notice, with a copy to Imperial Bank at One Arizona Center, 400 East Van Buren, Suite 900, Phoenix, Arizona 85004, Attention: Kevin Halloran, and to Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Phoenix, Arizona 85004, Attention: Mark
W. Daliere, Esq.; and (d) if directed to Borrower, be addressed to Borrower at the address set forth below Borrower's signature, or to such other address as Borrower shall have specified to Lender by like notice, with a copy to Richard
B. Stagg, Esq., Snell & Wilmer, One Arizona Center, Phoenix, Arizona 85004.

         12.19 Severability. If any provision of the Loan Documents or the Related Documents is invalid or unenforceable, the other provisions of the Loan Documents or the Related Documents shall remain in full force and effect and shall be liberally construed in favor of

Lender in order to effectuate the other provisions of the Loan Documents or the Related Documents.

         12.20 No Transfer by Borrower. Borrower shall not transfer or assign any of the rights or obligations of Borrower under the Loan Documents or the Related Documents without the prior written consent of Lender, which may be given or withheld by Lender in its sole and absolute discretion.

         12.21 Binding Nature. Subject to the restrictions in Section 14.21, the provisions of the Loan Documents and the Related Documents shall be binding upon Borrower and the successors and assigns of Borrower, and shall inure to the benefit of Lender and the successors and assigns of Lender. Lender may from time to time transfer all or any part of the interest of Lender in the Loan Documents and the Related Documents without notice to Borrower.

         12.22 Survival. All indemnities, warranties, representations and covenants made by Borrower in the Loan Documents or the Related Documents shall be considered to have been relied upon by Lender and will survive the making and repayment of the Loans, delivery to Lender of the Loan Documents and the Related Documents and the termination of each of Facility A Commitment, the Facility B Commitment and the Facility C Commitment, regardless of any investigation made by Lender or on behalf of Lender.

         12.23 Time of Essence. Time is of the essence of the Loan Documents and each and every provision of the Loan Documents and the Related Documents.

         12.24 Waiver. Lender shall not be deemed to have waived any rights under the Loan Documents or the Related Documents unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of the Loan Documents or the Related Documents shall not prejudice or constitute a waiver of the right of Lender otherwise to demand strict compliance with that provision or any other provision of the Loan Documents or the Related Documents. Lender retains all rights even if Lender makes any Advance after a Default. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of the rights of Lender or of any obligations of

Borrower as to any future incident or circumstance. Whenever the consent of Lender is required under the Loan Documents or the Related Documents, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender. Lender may renew, extend or modify the Loans or release any party or guarantor or collateral for the Loans; impair, fail to realize upon or perfect the security interest of Lender in the collateral for the Loans; or take any other action deemed necessary by Lender without the consent of or notice to anyone and without releasing any such party from liability.

         12.25 Construction. The Loan Documents and the Related Documents shall be construed as a whole, in accordance with their fair meaning, and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing the Loan Documents or the Related Documents.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           ALLIANCE MEDICAL CORPORATION.
                                           a Delaware corporation


                                           By:
                                              ----------------------------------
                                           Name: Tim Einwechter
                                           Title: Chief Financial Officer

                                           Borrower's Address for Notice

                                           10232 South 51st Street
                                           Phoenix, Arizona 85044
                                           Attention: President


                                           IMPERIAL BANK, a California banking
                                           corporation


                                           By:
                                              ----------------------------------
                                           Name: Kevin C. Halloran
                                           Title: Senior Vice-President

                                           Address of Lender:

                                           Imperial Bank
                                           400 East Van Buren
                                           Suite 900
                                           Phoenix, Arizona 85004
                                           Attention: Kevin C. Halloran